News Release

August 2, 2023
SSR MINING REPORTS SECOND QUARTER 2023 RESULTS
SECOND QUARTER 2023 HIGHLIGHTS (1)
•ATTRIBUTABLE AND ADJUSTED ATTRIBUTABLE DILUTED EARNINGS PER SHARE OF $0.35 AND $0.35, RESPECTIVELY
•QUARTERLY PRODUCTION OF 156,625 GOLD EQUIVALENT OUNCES AT COST OF SALES OF $1,155 AND AISC OF $1,633 PER OUNCE
•YEAR-TO-DATE PRODUCTION OF 303,518 GOLD EQUIVALENT OUNCES AT COST OF SALES OF $1,224 AND AISC OF $1,663 PER OUNCE
•QUARTERLY OPERATING CASH FLOW AND FREE CASH FLOW OF $80.3 MILLION AND $22.4 MILLION, RESPECTIVELY
•QUARTERLY OPERATING CASH FLOW AND FREE CASH FLOW BEFORE WORKING CAPITAL ADJUSTMENTS OF $104.3 MILLION AND $46.3 MILLION, RESPECTIVELY
•REPURCHASED 2.7 MILLION SHARES FOR $40.1 MILLION IN THE SECOND QUARTER; YEAR-TO-DATE 2023 CAPITAL RETURNS NOW TOTAL APPROXIMATELY $74 MILLION AND ON TRACK FOR A MINIMUM FULL-YEAR CAPITAL RETURNS YIELD OF 3.4%
•ANNOUNCED NEW NORMAL COURSE ISSUER BID (“NCIB”) ENABLING THE COMPANY TO REPURCHASE UP TO 10,200,000 SHARES THROUGH JUNE 19, 2024
•COMMENCED WASTE STRIPPING AT THE ÇAKMAKTEPE EXTENSION PROJECT; FIRST PRODUCTION ON TRACK WITHIN 2023
•ACQUIRED AN UP TO 40% OWNERSHIP INTEREST AND OPERATORSHIP IN THE WORLD-CLASS HOD MADEN GOLD-COPPER PROJECT, TARGETING A CONSTRUCTION DECISION IN 2024 AND FIRST PRODUCTION IN 2027
•PUBLISHED FIFTH ANNUAL ESG AND SUSTAINABILITY REPORT
DENVER - SSR Mining Inc. (NASDAQ/TSX: SSRM, ASX: SSR) ("SSR Mining" or the “Company") reports consolidated financial results for the second quarter ended June 30, 2023. In addition, the Board of Directors declared a quarterly cash dividend of $0.07 per common share payable on September 11, 2023 to holders of record at the close of business on August 14, 2023. This dividend qualifies as an 'eligible dividend' for Canadian tax purposes.
Rod Antal, Executive Chairman of SSR Mining, said, “As we close the first half of 2023, our consolidated operating and financial results have generally been well aligned to our initial expectations with output from Çöpler, Marigold and Puna partially offsetting the slower start to the year at Seabee. In the second half of the year, we expect all four of our operations to deliver improved consolidated production of approximately four hundred thousand gold equivalent ounces at reduced costs, resulting in strong free cash flow generation. While we are tracking to the lower end of our consolidated production guidance as a result of Seabee’s year-to-date performance, it is pleasing to see the mine positioned for an improved second half, particularly as production levels and grades improved in July.
Given our expectations for a strong second half of 2023, we have been very active with our capital returns program, repurchasing over $45 million of our shares in the first half of the year. Combined with our base dividend, we are on track to exceed $100 million in capital returns in 2023, or a 3.4% yield.
From a growth perspective, we continue to advance technical work to support anticipated updated life of mine plans at Çöpler and Marigold. In addition, we initiated waste stripping activities at Çakmaktepe Extension and remain on track for first gold production from the project within the year. Finally, at Hod Maden, initial site preparation activities are currently underway and we continue to expect an updated technical report and construction decision for the project in 2024. Overall, SSR Mining remains in a position of strength, supported by a significant cash position, key growth catalysts and the tailwind of improving production and free cash flow into the end of 2023.”
(1) The Company reports non-GAAP financial measures including adjusted attributable net income, adjusted attributable net income per share, cash generated by operating activities before working capital adjustments, free cash flow, free cash flow before changes in working capital, total cash, net cash (debt), cash costs and AISC per ounce sold (a common measure in the mining industry), to manage and evaluate its operating performance at its mines. See "Cautionary Note Regarding Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation of these financial measures to the most comparable GAAP financial measures.

SSR Mining Inc.	PAGE 1

Second Quarter 2023 Highlights: (1)
(All figures are in U.S. dollars unless otherwise noted)
▪Operating performance tracking well against full-year guidance: The Company delivered second quarter 2023 production of 156,625 gold equivalent ounces at cost of sales of $1,155 per gold equivalent ounce and all-in sustaining costs (“AISC”) of $1,633 per gold equivalent ounce. Year-to-date production is 303,518 gold equivalent ounces at cost of sales of $1,224 per gold equivalent ounce and AISC of $1,663 per gold equivalent ounce. In the second half of 2023, the Company expects production to be evenly distributed over the balance of the year. The Company’s consolidated 2023 production guidance of 700 to 780 thousand gold equivalent ounces at cost of sales of $1,055 to $1,115 per gold equivalent ounce and AISC of $1,365 to $1,425 per gold equivalent ounce remains unchanged.
▪Strong financial results: Attributable net income in the second quarter of 2023 was $74.9 million, or $0.35 per diluted share, and adjusted attributable net income was $75.1 million, or $0.35 per diluted share. An approximately $25.1 million gain was included in the second quarter 2023 attributable and adjusted attributable net income, representing the net impact of foreign exchange losses and the deferred tax benefit resulting from currency devaluation, namely the Turkish Lira. For the six months ended June 30, 2023, attributable net income was $104.7 million, or $0.49 per diluted share, and adjusted attributable net income was $96.4 million, or $0.45 per diluted share. In the second quarter of 2023, operating cash flow was $80.3 million, or $104.3 million before working capital adjustments, and free cash flow was $22.4 million, or $46.3 million before working capital adjustments. Free cash flow remains strongly weighted to the second half of 2023, in line with previously stated guidance, and is expected to be relatively evenly split between the third and fourth quarters.
▪Continued delivery of peer-leading capital returns: During the second quarter of 2023, the Board declared a quarterly cash dividend of $0.07 per share and the Company repurchased a total of 2,678,822 of its outstanding common shares at an average share price of $14.97 per share. Combined, the Company returned $54.5 million to shareholders during the second quarter of 2023 including the $14.3 million in quarterly dividend payments and $40.1 million in share repurchases. The Company is on track to return a minimum of $102.6 million in capital returns in 2023, or a 3.4% yield, which includes a total of 3,026,993 shares repurchased in the first half of 2023 for $45.3 million. On June 16, 2023, the Company announced a new Normal Course Issuer Bid (“NCIB”) enabling SSR Mining to purchase for cancellation up to 10,200,000 common shares of the Company representing approximately 5.0% of SSR Mining’s total issued and outstanding common shares.
▪Balance sheet continues to support growth initiatives: As of June 30, 2023, SSR Mining had a total cash balance of $412.8 million, reflecting the $120 million upfront cash payment as part of the previously announced Hod Maden transaction and the aforementioned capital returns in the second quarter of 2023. SSR Mining’s strong balance sheet, including non-GAAP net cash of $147.3 million and total available liquidity of $712.8 million, supports the Company’s long-term capital commitments and the continuation of the Company’s dynamic shareholder returns strategy.
▪Acquired an up to 40% ownership interest and operatorship in the Hod Maden Gold-Copper project: In the second quarter of 2023, the Company announced the acquisition of an up to 40% interest and immediate operational control in the Hod Maden gold-copper development project (“Hod Maden”) in northeastern Türkiye from Lidya Mines. Aggregate acquisition consideration totals $270 million, which included a $120 million upfront cash payment to acquire a 10% interest in Hod Maden, followed by $150 million in earn-in structured milestone payments to acquire an additional 30% interest, payable between the start of construction and the first anniversary of commercial production. The acquisition of Hod Maden adds one of the highest margin and lowest capital intensity development projects globally to SSR Mining’s robust portfolio of high-return growth projects and leverages SSR Mining’s significant experience in Türkiye.
▪Çöpler sulfide plant continues to deliver solid performance; Çakmaktepe Extension on track for first production in 2023: Gold production was 52,031 ounces in the second quarter of 2023 at cost of sales of $1,117 per ounce and AISC of $1,384 per ounce. The sulfide plant delivered another strong quarter, with an average throughput rate of nearly 7,500 tonnes per day. Planned maintenance in the Çöpler sulfide plant will be completed in the third quarter of 2023, and no further planned maintenance is expected until 2024. The Çakmaktepe Extension project remains on track to deliver first gold production in 2023, with initial waste stripping activity underway. In the second half of 2023, Çöpler’s production profile is expected to be 50 to 55% weighted to the fourth quarter reflecting the maintenance shutdown in the third quarter.

SSR Mining Inc.	PAGE 2

▪Strong quarterly production at Marigold: Gold production was 60,443 ounces in the second quarter of 2023 at cost of sales of $1,059 per ounce and AISC of $1,656 per ounce. The $64 million in sustaining capital spent year-to-date was primarily allocated to the purchase of four new haul trucks that will be used to support waste stripping activities. Marigold remains on track for its $81 million full-year sustaining capital guidance.
▪Production improves at Seabee: Gold production was 16,428 ounces in the second quarter of 2023 at cost of sales of $1,192 per ounce and AISC of $1,690 per ounce. Underground mining rates rebounded in the second quarter, averaging more than 1,300 tonnes per day reflecting the ongoing success of continuous improvement initiatives at the site. Processed grades improved in July, positioning Seabee for a stronger second half of 2023.
▪Puna continues to deliver strong performance: Silver production was 2.3 million ounces in the second quarter of 2023 at cost of sales of $18.02 per ounce of silver and AISC of $17.41 per ounce of silver. Puna again delivered solid process plant performance, with throughput averaging more than 4,600 tonnes per day during the second quarter.
▪ESG and Sustainability Report: On April 14, 2023, the Company published its fifth annual ESG and Sustainability Report. The report provided a comprehensive overview of how SSR Mining manages sustainability across its business, detailed specific achievements from 2022 as well as outlined the commitments the Company made for 2023.

SSR Mining Inc.	PAGE 3

Financial and Operating Highlights
A summary of the Company's consolidated financial and operating results for the three and six months ended June 30, 2023 and June 30, 2022 are presented below:

	Three Months Ended		Six Months Ended
(in thousands of US dollars, except per share data)	June 30,		June 30,
	2023	2022	2023	2022
Financial Results
Revenue	$301,026	$319,583	$615,640	$675,029
Cost of sales	$170,640	$164,928	$369,937	$318,448
Operating income	$52,929	$70,095	$89,914	$185,965
Net income	$122,376	$67,519	$151,380	$143,625
Net income attributable to SSR Mining shareholders	$74,866	$58,488	$104,679	$126,051
Basic net income per share attributable to SSR Mining shareholders	$0.37	$0.28	$0.51	$0.59
Diluted net income per share attributable to SSR Mining shareholders	$0.35	$0.27	$0.49	$0.57
Adjusted attributable net income (2)	$75,103	$66,800	$96,376	$132,742
Adjusted basic attributable net income per share (2)	$0.37	$0.31	$0.47	$0.62
Adjusted diluted attributable net income per share (2)	$0.35	$0.30	$0.45	$0.60

Cash generated by operating activities before changes in working capital (2)	$104,265	$105,602	$195,134	$236,369
Cash generated by operating activities	$80,343	$32,838	$83,310	$95,025
Cash used in investing activities	$(179,860)	$(29,860)	$(231,741)	$(57,745)
Cash used in financing activities	$(72,945)	$(63,234)	$(111,134)	$(116,683)

Operating Results
Gold produced (oz)	128,902	135,500	251,723	292,510
Gold sold (oz)	124,916	146,329	251,027	303,508
Silver produced ('000 oz)	2,269	1,967	4,284	3,270
Silver sold ('000 oz)	1,857	1,771	4,238	3,532
Lead produced ('000 lb) (3)	10,193	8,889	21,554	16,192
Lead sold ('000 lb) (3)	9,805	8,874	23,175	19,087
Zinc produced ('000 lb) (3)	1,748	1,507	4,227	3,350
Zinc sold ('000 lb) (3)	1,033	1,367	4,720	4,495

Gold equivalent produced (oz) (3)	156,625	159,262	303,518	333,201
Gold equivalent sold (oz) (3)	147,705	167,201	302,262	346,893

Average realized gold price ($/oz sold)	$1,963	$1,861	$1,932	$1,870
Average realized silver price ($/oz sold)	$24.61	$19.64	$23.92	$21.75

Cost of sales per gold equivalent ounce sold (4)	$1,155	$986	$1,224	$918
Cash cost per gold equivalent ounce sold (2, 4)	$1,108	$933	$1,157	$851
AISC per gold equivalent ounce sold (2, 4)	$1,633	$1,267	$1,663	$1,177

Financial Position	June 30, 2023		December 31, 2022
Cash and cash equivalents	$	379,243	$	655,453
Current assets	$	1,155,380	$	1,376,435
Total assets	$	5,739,479	$	5,254,657
Current liabilities	$	203,677	$	279,252
Total liabilities	$	1,127,751	$	1,128,458
Working capital (5)	$	951,703	$	1,097,183
(2)The Company reports non-GAAP financial measures including adjusted attributable net income, adjusted attributable net income per share, cash generated by operating activities before changes in working capital, cash costs and AISC per ounce sold to manage and evaluate its operating performance at its mines. See “Non-GAAP Financial Measures” at the end of this press release for an explanation of these financial measures and a reconciliation of these financial measures to net income, cost of sales, and cash generated by operating activities, which are the most comparable GAAP financial measures. Cost of sales excludes depreciation, depletion, and amortization.
(3)Data for lead production and sales relate only to lead in lead concentrate. Data for zinc production and sales relate only to zinc in zinc concentrate.
(4)Gold equivalent ounces are calculated multiplying the silver ounces by the ratio of the silver price to the gold price, using the average London Bullion Market Association (“LBMA”) prices for the period. The Company does not include by-products in the gold equivalent ounce calculations.
(5)Working capital is defined as current assets less current liabilities.

SSR Mining Inc.	PAGE 4

Çöpler, Türkiye
(amounts presented on 100% basis)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Operating Data	2023	2022	2023	2022
Gold produced (oz)	52,031	51,390	107,105	122,030
Gold sold (oz)	49,197	57,846	107,211	130,271

Ore mined (kt)	1,184	674	2,363	1,685
Waste removed (kt)	4,841	6,173	10,216	11,308
Total material mined (kt)	6,025	6,847	12,579	12,993
Strip ratio	4.1	9.2	4.3	6.7

Ore stacked (kt)	154	148	342	210
Gold grade stacked (g/t)	1.46	0.90	1.33	0.87

Ore milled (kt)	680	611	1,404	1,256
Gold mill feed grade (g/t)	2.34	2.55	2.40	2.95
Gold recovery (%)	89.1	87.2	88.4	87.1

Average realized gold price ($/oz sold)	$1,979	$1,863	$1,934	$1,869
Cost of sales ($/oz gold sold)	$1,117	$1,091	$1,209	$965
Cash costs ($/oz gold sold) (6)	$1,107	$1,078	$1,196	$948
AISC ($/oz gold sold) (6)	$1,384	$1,253	$1,404	$1,087
(6)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Çöpler. See "Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.

For the three months ended June 30, 2023 and 2022, Çöpler produced 52,031 and 51,390 ounces of gold, respectively. For the six months ended June 30, 2023 and 2022, Çöpler produced 107,105 and 122,030 ounces of gold, respectively. Gold sold was less than gold produced during the three months ended June 30, 2023 as a result of timing of sales due to Turkish holiday closures during the last week of the quarter, which resulted in a buildup of finished goods inventory. Second quarter 2023 cost of sales of $1,117 per ounce and AISC of $1,384 per ounce were in line with expectations resulting in year-to-date cost of sales of $1,209 per ounce and AISC of $1,404 per ounce.

Planned maintenance in the Çöpler sulfide plant will be completed in the third quarter of 2023, and no further maintenance is planned until 2024. The Çakmaktepe Extension project remains on track to achieve first production within 2023, with initial waste stripping activities underway. Technical work for the Çöpler expansion project continues to advance, including updated Mineral Reserves and Mineral Resources, and an updated technical report. In the second half of 2023, Çöpler’s production profile is expected to be 50 to 55% weighted to the fourth quarter reflecting the maintenance shutdown in the third quarter.

SSR Mining Inc.	PAGE 5

Marigold, USA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Operating Data	2023	2022	2023	2022
Gold produced (oz)	60,443	45,769	112,422	79,557
Gold sold (oz)	60,389	45,983	111,686	82,937

Ore mined (kt)	5,042	4,100	10,409	8,920
Waste removed (kt)	15,648	20,576	32,678	40,364
Total material mined (kt)	20,690	24,676	43,086	49,284
Strip ratio	3.1	5.0	3.1	4.5

Ore stacked (kt)	5,042	4,100	10,409	8,920
Gold grade stacked (g/t)	0.52	0.67	0.47	0.52

Average realized gold price ($/oz sold)	$1,950	$1,857	$1,933	$1,860
Cost of sales costs ($/oz gold sold)	$1,059	$1,097	$1,061	$1,075
Cash costs ($/oz gold sold) (7)	$1,063	$1,099	$1,065	$1,076
AISC ($/oz gold sold) (7)	$1,656	$1,458	$1,659	$1,505
(7)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Marigold. See "Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.

For the three months ended June 30, 2023 and 2022, Marigold produced 60,443 and 45,769 ounces of gold, respectively. Higher production for the three months ended June 30, 2023, as compared to the prior year, is attributable to more tonnes stacked and the timing of leach recoveries. For the six months ended June 30, 2023 and 2022, Marigold produced 112,422 and 79,557 ounces of gold, respectively. Second quarter 2023 cost of sales of $1,059 per ounce and AISC of $1,656 per ounce were in line with expectations resulting in year-to-date cost of sales of $1,061 per ounce and AISC of $1,659 per ounce.

With the mine stacking more typical ore in 2023, leach cycles have now returned to normal and no further delays to gold recovery are expected going forward. The sustaining capital spent year-to-date was primarily allocated to the purchase of four new haul trucks that will be used to support waste stripping activities. Marigold remains on track for its $81 million full-year sustaining capital guidance.

SSR Mining Inc.	PAGE 6

Seabee, Canada

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Operating Data	2023	2022	2023	2022
Gold produced (oz)	16,428	38,341	32,196	90,923
Gold sold (oz)	15,330	42,500	32,130	90,300

Ore mined (kt)	119	97	218	199

Ore milled (kt)	105	99	218	194
Gold mill feed grade (g/t)	5.25	12.06	4.91	14.85
Gold recovery (%)	96.9	98.0	96.5	98.4

Average realized gold price ($/oz sold)	$1,960	$1,862	$1,931	$1,882
Cost of sales ($/oz gold sold)	$1,192	$447	$1,293	$392
Cash costs ($/oz gold sold) (8)	$1,192	$449	$1,294	$394
AISC ($/oz gold sold) (8)	$1,690	$628	$1,960	$611
The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Seabee. See "Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.

For the three months ended June 30, 2023 and 2022, Seabee produced 16,428 and 38,341 ounces of gold, respectively. Lower production for the three months ended June 30, 2023, as compared to the prior year, is attributable to lower grades mined and processed as Seabee continued to rebound from unplanned maintenance downtime in the first quarter of 2023. For the six months ended June 30, 2023 and 2022, Seabee produced 32,196 and 90,923 ounces of gold, respectively. Second quarter 2023 cost of sales of $1,192 per ounce and AISC of $1,690 were above expectations reflecting the lower production.

As guided, sustaining capital spend at Seabee was concentrated in the first half of the year as a result of the winter road season. Processed grades improved in in July, positioning Seabee for a stronger second half of 2023.

SSR Mining Inc.	PAGE 7

Puna, Argentina

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Operating Data	2023	2022	2023	2022
Silver produced ('000 oz)	2,269	1,967	4,284	3,270
Silver sold ('000 oz)	1,857	1,771	4,238	3,532
Lead produced ('000 lb)	10,193	8,889	21,554	16,192
Lead sold ('000 lb)	9,805	8,874	23,175	19,087
Zinc produced ('000 lb)	1,748	1,507	4,227	3,350
Zinc sold ('000 lb)	1,033	1,367	4,720	4,495
Gold equivalent sold ('000 oz) (9)	22,789	20,872	51,235	43,385

Ore mined (kt)	510	505	859	852
Waste removed (kt)	1,524	2,311	3,508	4,389
Total material mined (kt)	2,034	2,816	4,367	5,241
Strip ratio	3.0	4.6	4.1	5.2

Ore milled (kt)	419	419	834	792
Silver mill feed grade (g/t)	175.5	152.4	166.5	137.7
Lead mill feed grade (%)	1.18	1.01	1.25	1.02
Zinc mill feed grade (%)	0.36	0.33	0.40	0.37
Silver mill recovery (%)	96.1	95.6	96.0	95.4
Lead mill recovery (%)	93.4	92.9	93.9	92.3
Zinc mill recovery (%)	52.7	41.7	57.8	46.3

Average realized silver price ($/oz sold)	$24.61	$19.64	$23.92	$21.75
Cost of sales ($/oz sold)	$18.02	$18.29	$18.95	$19.31
Cash costs ($/oz silver sold) (10)	$14.40	$13.54	$14.41	$13.30
AISC ($/oz silver sold) (10)	$17.41	$15.23	$16.84	$14.95
(8)Gold equivalent ounces are calculated multiplying the silver ounces by the ratio of the silver price to the gold price, using the average LBMA prices for the period. The Company does not include by-products in the gold equivalent ounce calculations.
(9)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of silver sold to manage and evaluate operating performance at Puna. See "Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization

For the three months ended June 30, 2023 and 2022, Puna produced 2.3 million and 2.0 million ounces of silver, respectively with the year-over-year increase primarily driven by higher mill feed grade. For the six months ended June 30, 2023 and 2022, Puna produced 4.3 million and 3.3 million ounces of silver, respectively. Second quarter 2023 cost of sales of $18.02 per ounce of silver sold and AISC of $17.41 per ounce of silver sold were in line with expectations.

SSR Mining Inc.	PAGE 8

Conference Call Information
This news release should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the U.S. Securities and Exchange Commission (the “SEC”) and available on the SEC website at www.sec.gov or www.ssrmining.com.

▪Conference call and webcast: Wednesday, August 2, 2023, at 5:00 pm EDT.

Toll-free in U.S. and Canada:	+1 (800) 319-4610
All other callers:	+1 (604) 638-5340
Webcast:	‘http://ir.ssrmining.com/investors/events

▪The conference call will be archived and available on our website. Audio replay will be available for two weeks by calling:

Toll-free in U.S. and Canada:	+1 (855) 669-9658, replay code 0214
All other callers:	+1 (412) 317-0088, replay code 0214

Dividend Declaration
On August 2, 2023 the Board of Directors declared a quarterly cash dividend of $0.07 per common share, payable on September 11, 2023 to holders of record at the close of business on August 14, 2023. This dividend qualifies as an 'eligible dividend' for Canadian income tax purposes.

The dividend payment applies to holders of SSR Mining’s common shares, which trade on the Toronto Stock Exchange and the Nasdaq under the symbol SSRM, and to holders of its CHESS Depositary Interests ("CDIs"), which trade on the Australian Securities Exchange under the symbol SSR. Each CDI confers a beneficial interest in one common share. Therefore, CDI holders are entitled to a dividend calculated on the same basis as the holders of SSR Mining’s common shares.

SSR Mining has sought and been granted a temporary waiver of certain of the ASX Settlement Operating Rules. Under the authority of the waiver, the processing of conversions of common shares to CDIs, or CDIs to common shares, lodged on or after or after August 11, 2023, will be deferred until after the record date of August 14, 2023. The key dates with respect to the dividend are as follows:

Last date for processing requests to convert CDIs into common shares and to convert common shares into CDIs before the record date for the dividend	August 10, 2023
CDIs trade on the ASX on an ex‐dividend basis	August 11, 2023
Common shares trade on the TSX and Nasdaq on an ex‐dividend basis	August 11, 2023
Record date for the dividend	August 14, 2023
Processing recommences for requests to convert CDIs into common shares and to convert common shares into CDIs	August 15, 2023
Common share dividend payment date (in Canada and the United States)	September 11, 2023
Payment of dividend to CDI holders (in Australia)	September 12, 2023
Payments to Canadian shareholders will be made in Canadian dollars based on the exchange rate on the record date as reported by the Bank of Canada. Payments to other shareholders will be made in U.S. dollars. For CDI holders, payments will be made in Australian dollars, and it is expected to be based on the prevailing exchange rate sourced from the wholesale foreign exchange market on or around 5 business days after the record date.

SSR Mining Inc.	PAGE 9

About SSR Mining
SSR Mining Inc. is a leading, free cash flow focused gold company with four producing operations located in the USA, Türkiye, Canada, and Argentina, combined with a global pipeline of high-quality development and exploration assets. Over the last three years, the four operating assets combined have produced on average more than 700,000 gold-equivalent ounces annually. SSR Mining is listed under the ticker symbol SSRM on the NASDAQ and the TSX, and SSR on the ASX.

SSR Mining Contacts:
F. Edward Farid, Executive Vice President, Chief Corporate Development Officer
Alex Hunchak, Director, Corporate Development and Investor Relations

SSR Mining Inc.
E-Mail: invest@ssrmining.com
Phone: +1 (888) 338-0046

To receive SSR Mining’s news releases by e-mail, please register using the SSR Mining website at www.ssrmining.com.

SSR Mining Inc.	PAGE 10

Cautionary Note Regarding Forward-Looking Information and Statements:

Except for statements of historical fact relating to us, certain statements contained in this news release constitute forward-looking information, future oriented financial information, or financial outlooks (collectively “forward-looking information”) within the meaning of applicable securities laws. Forward-looking information may be contained in this document and our other public filings. Forward-looking information relates to statements concerning our outlook and anticipated events or results and, in some cases, can be identified by terminology such as “may”, “will”, “could”, “should”, “expect”, “plan”, “anticipate”, “believe”, “intend”, “estimate”, “projects”, “predict”, “potential”, “continue” or other similar expressions concerning matters that are not historical facts.

Forward-looking information and statements in this news release are based on certain key expectations and assumptions made by us. Although we believe that the expectations and assumptions on which such forward-looking information and statements are based are reasonable, undue reliance should not be placed on the forward-looking information and statements because we can give no assurance that they will prove to be correct. Forward-looking information and statements are subject to various risks and uncertainties which could cause actual results and experience to differ materially from the anticipated results or expectations expressed in this news release. The key risks and uncertainties include, but are not limited to: local and global political and economic conditions; governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, government ownership requirements, changes in environmental, tax and other laws or regulations and the interpretation thereof; developments with respect to the COVID-19 pandemic, including the duration, severity and scope of the pandemic and potential impacts on mining operations; and other risk factors detailed from time to time in our reports filed with the Securities and Exchange Commission on EDGAR and the Canadian securities regulatory authorities on SEDAR.

Forward-looking information and statements in this news release include any statements concerning, among other things: forecasts and outlook; preliminary cost reporting in this document; timing, production, operating, cost, and capital expenditure guidance; our operational and development targets and catalysts and the impact of any suspensions on operations; the results of any gold reconciliations; the ability to discover additional oxide gold ore; the generation of free cash flow and payment of dividends; matters relating to proposed exploration; communications with local stakeholders; maintaining community and government relations; negotiations of joint ventures; negotiation and completion of transactions; commodity prices; Mineral Resources, Mineral Reserves, conversion of Mineral Resources, realization of Mineral Reserves, and the existence or realization of Mineral Resource estimates; the development approach; the timing and amount of future production; the timing of studies, announcements, and analysis; the timing of construction and development of proposed mines and process facilities; capital and operating expenditures; economic conditions; availability of sufficient financing; exploration plans; receipt of regulatory approvals; expectations regarding COVID-19, its ongoing impact on us and any interruptions it may cause on our operations; renewal of NCIB program; our investment in the Hod Maden project, including our expectation for the earn-in payment structure, the availability of project financing for our investment, the ability to develop the project and our ability to lead this effort, the expected timeframe for production, our expectations for production volumes from the project, our expected return on investment and our statements related to additional opportunities available at the property; our investment in the Hod Maden project, including our expectation for the earn-in payment structure, the availability of project financing for our investment, the ability to develop the project and our ability to lead this effort, the expected timeframe for production, our expectations for production volumes from the project, our expected return on investment and our statements related to additional opportunities available at the property; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, environmental, regulatory, and political matters that may influence or be influenced by future events or conditions.

Such forward-looking information and statements are based on a number of material factors and assumptions, including, but not limited in any manner to, those disclosed in any other of our filings on EDGAR and SEDAR, and include: the inherent speculative nature of exploration results; the ability to explore; communications with local stakeholders; maintaining community and governmental relations; status of negotiations of joint ventures; weather conditions at our operations; commodity prices; the ultimate determination of and realization of Mineral Reserves; existence or realization of Mineral Resources; the development approach; availability and receipt of required approvals, titles, licenses and permits; sufficient working capital to develop and operate the mines and implement development plans; access to adequate services and supplies; foreign currency exchange rates; interest rates; access to capital markets and associated cost of funds; availability of a qualified work force; ability to negotiate, finalize, and execute relevant agreements; lack of social opposition to our mines or facilities; lack of legal challenges with respect to our properties; the timing and amount of future production; the ability to meet production, cost, and capital expenditure targets; timing and ability to produce studies and analyses; capital and operating expenditures; economic conditions; availability of sufficient financing; the ultimate ability to mine, process, and sell mineral products on economically favorable terms; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, geopolitical, regulatory and political factors that may influence future events or conditions. While we consider these factors and assumptions to be reasonable based on information currently available to us, they may prove to be incorrect.

The above list is not exhaustive of the factors that may affect any of the Company’s forward-looking information. You should not place undue reliance on forward-looking information and statements. Forward-looking information and statements are only predictions based on our current expectations and our projections about future events. Actual results may vary from such forward-looking information for a variety of reasons including, but not limited to, risks and uncertainties disclosed in our filings on our website at www.ssrmining.com, on SEDAR at www.sedar.com, on EDGAR at www.sec.gov and on the ASX at www.asx.com.au and other unforeseen events or circumstances. Other than as required by law, we do not intend, and undertake no obligation to update any forward-looking information to reflect, among other things, new information or future events. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

SSR Mining Inc.	PAGE 11

Cautionary Note to U.S. Investors

This news release includes terms that comply with reporting standards in Canada under National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”), including the terms “Mineral Reserves” and “Mineral Resources”. NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. The standards of NI 43-101 differ significantly from the requirements of the SEC. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made in accordance with U.S. standards.

Cautionary Note Regarding Non-GAAP Financial Measures

We have included certain non-GAAP financial measures to assist in understanding the Company’s financial results. The non-GAAP financial measures are employed by us to measure our operating and economic performance and to assist in decision-making, as well as to provide key performance information to senior management. We believe that, in addition to conventional measures prepared in accordance with GAAP, certain investors and other stakeholders will find this information useful to evaluate our operating and financial performance; however, these non-GAAP performance measures do not have any standardized meaning. These performance measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Our definitions of our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. These non-GAAP measures should be read in conjunction with our consolidated financial statements.

Cash costs, AISC per ounce sold, adjusted attributable net income (loss), free cash flow, and net cash are Non-GAAP Measures with no standardized definition under U.S GAAP.

Non-GAAP Measure – Net Cash and Liquidity
Net cash and net debt are used by management and investors to measure the Company's underlying operating performance. The Company believes that net cash is a useful measure for shareholders as it helps evaluate the strength of liquidity and available cash.

The following table provides a reconciliation of cash and cash equivalents to net cash:

	As of
(in thousands)	June 30, 2023	December 31, 2022
Cash and cash equivalents	$379,243	$655,453
Restricted cash	$33,560	$218,999
Total cash	$412,803	$874,452

Short and long term portion of term loan	$35,000	$70,000
Face value of 2019 convertible note	$230,000	$230,000
Other debt	$508	$1,797
Total debt	$265,508	$301,797

Net cash (debt)	$147,295	$572,655

In addition to net cash and net debt, the Company also uses Total liquidity to measure its financial position. Total liquidity is calculated as Cash and cash equivalents plus Restricted cash and borrowing capacity under current revolving credit facilities, including accordion features. As of June 30, 2023, no borrowings were outstanding on the Company’s $200.0 million credit facility with a $100.0 million accordion feature.

The following table provides a reconciliation of Cash and cash equivalents to Total liquidity:

	As of
(in thousands)	June 30, 2023	December 31, 2022
Cash and cash equivalents	$379,243	$655,453
Restricted cash	$33,560	$218,999
Total cash	$412,803	$874,452
Borrowing capacity on credit facility	$200,000	$200,000
Borrowing capacity on accordion feature of credit facility	$100,000	$100,000
Total liquidity	$712,803	$1,174,452

SSR Mining Inc.	PAGE 12

Non-GAAP Measure - Cash Costs and AISC
The Company uses cash costs per ounce of precious metals sold to monitor its operating performance internally. The most directly comparable measure prepared in accordance with GAAP is Cost of sales. The Company believes this measure provides investors and analysts with useful information about its underlying cash costs of operations and the impact of by-product credits on its cost structure. The Company also believes it is a relevant metric used to understand its operating profitability and ability to generate cash flow. When deriving the cost of sales associated with an ounce of precious metal, the Company includes by-product credits. Thereby allowing management and other stakeholders to assess the net costs of gold and silver production. In calculating cash costs per ounce, the Company also excludes the impact of specific items that are significant, but not reflective of its underlying operations.

AISC includes total Cost of sales incurred at the Company's mining operations, which forms the basis of cash costs. Additionally, the Company includes sustaining capital expenditures, sustaining mine-site exploration and evaluation costs, reclamation cost accretion and amortization, and general and administrative expenses. This measure seeks to reflect the ongoing cost of gold and silver production from current operations; therefore, expansionary capital and non-sustaining expenditures are excluded. Certain other cash expenditures, including tax payments and financing costs are also excluded.

The Company believes that AISC represents the total costs of producing gold and silver from current operations and provides the Company and other stakeholders with additional information about its operating performance and ability to generate cash flows. It allows the Company to assess its ability to support capital expenditures and to sustain future production from the generation of operating cash flows.

When deriving the number of ounces of precious metal sold, the Company considers the physical ounces available for sale after the treatment and refining process, commonly referred to as payable metal, as this is what is sold to third parties.

SSR Mining Inc.	PAGE 13

The following tables provide a reconciliation of Cost of sales to Cash costs and AISC:

	Three Months Ended June 30, 2023
(in thousands, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Cost of sales (GAAP) (11)	$54,949	$63,965	$18,272	$33,454	$—	$170,640
By-product credits	$(500)	$(37)	$(14)	$(10,462)	$—	$(11,013)
Treatment and refining charges	$—	$276	$19	$3,749	$—	$4,044
Cash costs (non-GAAP)	$54,449	$64,204	$18,277	$26,741	$—	$163,671
Sustaining capital expenditures	$10,511	$31,312	$6,872	$2,477	$—	$51,172
Sustaining exploration and evaluation expense	$1,354	$3,829	$—	$2,299	$—	$7,482
Reclamation cost accretion and amortization	$427	$666	$761	$765	$—	$2,619
General and administrative expense and stock-based compensation expense	$1,326	$—	$—	$37	$14,899	$16,262
Total AISC (non-GAAP)	$68,067	$100,011	$25,910	$32,319	$14,899	$241,206

Gold sold (oz)	49,197	60,389	15,330	—	—	124,916
Silver sold (oz)	—	—	—	1,856,600	—	1,856,600
Gold equivalent sold (oz) (12)	49,197	60,389	15,330	22,789	—	147,705

Cost of sales per gold equivalent ounce sold	1,117	1,059	1,192	1,468	N/A	1,155
Cash cost per gold ounce sold	1,107	1,063	1,192	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	14.40	N/A	N/A
Cash cost per gold equivalent ounce sold	1,107	1,063	1,192	1,173	N/A	1,108
AISC per gold ounce sold	1,384	1,656	1,690	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	17.41	N/A	N/A
AISC per gold equivalent ounce sold	1,384	1,656	1,690	1,418	N/A	1,633

	Three Months Ended June 30, 2022
(in thousands, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Cost of sales (GAAP) (11)	$63,095	$50,422	$19,015	$32,396	$—	$164,928
By-product credits	$(743)	$(22)	$(41)	$(11,836)	$—	$(12,642)
Treatment and refining charges	$—	$142	$117	$3,433	$—	$3,692
Cash costs (non-GAAP)	$62,352	$50,542	$19,091	$23,993	$—	$155,978
Sustaining capital expenditures	$8,104	$15,331	$7,386	$2,427	$—	$33,248
Sustaining exploration and evaluation expense	$1,346	$618	$—	$115	$—	$2,079
Reclamation cost accretion and amortization	$(133)	$557	$209	$432	$—	$1,065
General and administrative expense and stock-based compensation expense	$800	$1	$8	$15	$18,644	$19,468
Total AISC (non-GAAP)	$72,469	$67,049	$26,694	$26,982	$18,644	$211,838

Gold sold (oz)	57,846	45,983	42,500	—	—	146,329
Silver sold (oz)	—	—	—	1,771,455	—	1,771,455
Gold equivalent sold (oz) (12)	57,846	45,983	42,500	20,872	—	167,201

Cost of sales per gold equivalent ounce sold	1,091	1,097	447	1,552	N/A	986
Cash cost per gold ounce sold	1,078	1,099	449	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	13.54	N/A	N/A
Cash cost per gold equivalent ounce sold	1,078	1,099	449	1,150	N/A	933
AISC per gold ounce sold	1,253	1,458	628	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	15.23	N/A	N/A
AISC per gold equivalent ounce sold	1,253	1,458	628	1,293	N/A	1,267
(10)Excludes depreciation, depletion, and amortization.
(11)Gold equivalent ounces are calculated multiplying the silver ounces by the ratio of the silver price to the gold price, using the average LBMA prices for the period. The Company does not include by-products in the gold equivalent ounce calculations. Gold equivalent ounces sold may not add based on amounts presented in this table due to rounding.

SSR Mining Inc.	PAGE 14

	Six Months Ended June 30, 2023
(in thousands, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Cost of sales (GAAP) (13)	$129,595	$118,506	$41,537	$80,299	$—	$369,937
By-product credits	$(1,367)	$(74)	$(24)	$(28,476)	$—	$(29,941)
Treatment and refining charges	$—	$459	$49	$9,247	$—	$9,755
Cash costs (non-GAAP)	$128,228	$118,891	$41,562	$61,070	$—	$349,751
Sustaining capital expenditures	$17,214	$64,434	$20,007	$5,307	$—	$106,962
Sustaining exploration and evaluation expense	$2,115	$683	$—	$3,371	$—	$6,169
Reclamation cost accretion and amortization	$854	$1,311	$1,416	$1,530	$—	$5,111
General and administrative expense and stock-based compensation expense	$2,062	$—	$—	$89	$32,652	$34,803
Total AISC (non-GAAP)	$150,473	$185,319	$62,985	$71,367	$32,652	$502,796

Gold sold (oz)	107,211	111,686	32,130	—	—	251,027
Silver sold (oz)	—	—	—	4,238,140	—	4,238,140
Gold equivalent sold (oz) (14)	107,211	111,686	32,130	51,235	—	302,262

Cost of sales per gold equivalent ounce sold	1,209	1,061	1,293	1,567	N/A	1,224
Cash cost per gold ounce sold	1,196	1,065	1,294	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	14.41	N/A	N/A
Cash cost per gold equivalent ounce sold	1,196	1,065	1,294	1,192	N/A	1,157
AISC per gold ounce sold	1,404	1,659	1,960	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	16.84	N/A	N/A
AISC per gold equivalent ounce sold	1,404	1,659	1,960	1,393	N/A	1,663

	Six Months Ended June 30, 2022
(in thousands, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Cost of sales (GAAP) (13)	$125,679	$89,157	$35,425	$68,187	$—	$318,448
By-product credits	$(2,207)	$(63)	$(77)	$(28,569)	$—	$(30,916)
Treatment and refining charges	$—	$177	$207	$7,366	$—	$7,750
Cash costs (non-GAAP)	$123,472	$89,271	$35,555	$46,984	$—	$295,282
Sustaining capital expenditures	$14,479	$33,566	$19,261	$4,640	$—	$71,946
Sustaining exploration and evaluation expense	$1,728	$935	$—	$165	$—	$2,828
Reclamation cost accretion and amortization	$262	$1,070	$351	$863	$—	$2,546
General and administrative expense and stock-based compensation expense	$1,714	$1	$11	$163	$33,818	$35,707
Total AISC (non-GAAP)	$141,655	$124,843	$55,178	$52,815	$33,818	$408,309

Gold sold (oz)	130,271	82,937	90,300	—	—	303,508
Silver sold (oz)	—	—	—	3,531,842	—	3,531,842
Gold equivalent sold (oz) (14)	130,271	82,937	90,300	43,385	—	346,893

Cost of sales per gold equivalent ounce sold	965	1,075	392	1,572	N/A	918
Cash cost per gold ounce sold	948	1,076	394	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	13.30	N/A	N/A
Cash cost per gold equivalent ounce sold	948	1,076	394	1,083	N/A	851
AISC per gold ounce sold	1,087	1,505	611	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	14.95	N/A	N/A
AISC per gold equivalent ounce sold	1,087	1,505	611	1,217	N/A	1,177
(12)Excludes depreciation, depletion, and amortization.
(13)Gold equivalent ounces are calculated multiplying the silver ounces by the ratio of the silver price to the gold price, using the average LBMA prices for the period. The Company does not include by-products in the gold equivalent ounce calculations. Gold equivalent ounces sold may not add based on amounts presented in this table due to rounding.

SSR Mining Inc.	PAGE 15

The following tables provide a reconciliation of Cost of sales to Cash costs and AISC used in our 2023 guidance announced in a news release dated February 9, 2023:

(operating guidance 100% basis) (15)		Çöpler	Marigold	Seabee	Puna	Corporate	Total
Gold production	koz	240 — 270	260 — 290	100 — 110	—	—	600 — 670
Silver production	Moz	—	—	—	8.0 — 9.0	—	8.0 — 9.0
Gold equivalent production	koz	240 — 270	260 — 290	100 — 110	100 — 110	—	700 — 780
Gold sold	koz	240 — 270	260 — 290	100 — 110	—	—	600 — 670
Silver sold	Moz	—	—	—	8.0 — 9.0	—	8.0 — 9.0
Gold equivalent sold	koz	240 — 270	260 — 290	100 — 110	100 — 110	—	700 — 780

Cost of sales (GAAP) (16)	$M	265 — 290	270 — 290	78 — 88	150 — 160	—	763 — 828
By-product credits + treatment & refining costs	$M	(2)	—	—	(32)	—	(34)
Cash cost (non-GAAP)	$M	263 — 288	270 — 290	78 — 88	118 — 128	—	729 — 794
Sustaining capital expenditures (17)	$M	45	81	33	15	—	174
Sustaining exploration expenditures	$M	4	6	—	3	—	13
Reclamation cost accretion & amortization	$M	2	2	4	2	—	10
General & administrative	$M	—	—	—	—	68 — 73	68 — 73
All-in sustaining cost (non-GAAP)	$M	314 — 339	359 — 379	115 — 125	138 — 148	68 — 73	994 — 1,064

Cost of sales per ounce (GAAP) (18)	$/oz	1,070 — 1,100	1,000 — 1,030	810 — 840	18.00 — 19.50	—	1,055 — 1,115
Cash cost per ounce (non-GAAP) (18)	$/oz	1,060 — 1,090	1,000 — 1,030	810 — 840	14.00 — 15.50	—	1,015 — 1,075
All-in sustaining cost per ounce (non-GAAP) (18)	$/oz	1,245 — 1,295	1,315 — 1,365	1,160 — 1,210	16.25 — 17.75	—	1,365 — 1,425

Growth capital expenditures	$M	40	—	2	—	—	42
Growth exploration and resource development expenditures (19)	$M	27	20	21	5	9	81
Total growth capital	$M	67	20	23	5	9	123
(14)Figures may not add due to rounding. Figures are reported on a 100% basis. Çöpler is 80% owned by SSR Mining.
(15)Excludes depreciation, depletion, and amortization.
(16)Excludes sustaining exploration and evaluation expenditures. Includes approximately $9 million in lease payments at Çöpler. Includes $19 million in underground mine development at Seabee.
(17)Çöpler, Marigold and Seabee costs per ounce based on gold ounces sold; Puna costs per ounce based on silver ounces sold. Gold equivalent ounces sold are used in the calculation for total costs per ounce.
(18)Growth exploration and resource development expenditures are shown on a 100% basis, of which SSR Mining attributable amount totals $76 million.

SSR Mining Inc.	PAGE 16

Non-GAAP Measure - Adjusted Attributable Net Income (loss)
Adjusted attributable net income (loss) and adjusted attributable net income (loss) per share are used by management to measure the Company's underlying operating performance. We believe this measure is also useful for shareholders to assess the Company’s operating performance. The most directly comparable financial measures prepared in accordance with GAAP are Net income (loss) attributable to SSR Mining shareholders and Net income (loss) per share attributable to SSR Mining shareholders. Adjusted attributable net income (loss) is defined as net income (loss) adjusted to exclude the after-tax impact of specific items that are significant, but not reflective of the Company's underlying operations, including impairment charges; inflationary impacts on tax balances; transaction, integration, and SEC conversion expenses; and other non-recurring items.

The following table provides a reconciliation of Net income (loss) attributable to SSR Mining shareholders to adjusted net income (loss) attributable to SSR Mining shareholders:

	Three Months Ended		Six Months Ended
(in thousands of US dollars, except per share data)	June 30,		June 30,
	2023	2022	2023	2022
Net income attributable to SSR Mining shareholders (GAAP)	$74,866	$58,488	$104,679	$126,051
Interest saving on convertible notes, net of tax	$1,236	$1,230	$2,456	$2,446
Net income used in the calculation of diluted net income per share	$76,102	$59,718	$107,135	$128,497

Weighted-average shares used in the calculation of net income and adjusted net income per share
Basic	204,680	212,600	205,723	212,512
Diluted	217,320	225,084	218,347	224,962

Net income per share attributable to SSR Mining shareholders (GAAP)
Basic	$0.37	$0.28	$0.51	$0.59
Diluted	$0.35	$0.27	$0.49	$0.57

Adjustments:
Foreign exchange loss (gain) (20)	$—	$4,869	$—	$8,156
Artmin transaction and integration costs	$377	$—	$377	$—
SEC conversion costs	$—	$—	$—	$1,217
Change in fair value of marketable securities	$746	$2,876	$(1,120)	$3,799
Loss (gain) on sale of mineral properties, plant and equipment	$810	$757	$1,050	$1,341
Income tax impact related to above adjustments	$(109)	$(945)	$30	$(1,653)
Foreign exchange (gain) loss and inflationary impacts on tax balances (20)	$(1,587)	$755	$(10,741)	$(6,169)
Other tax adjustments (21)	$—	$—	$2,101	$—
Adjusted net income attributable to SSR Mining shareholders (Non-GAAP)	$75,103	$66,800	$96,376	$132,742

Adjusted net income per share attributable to SSR Mining shareholders (Non-GAAP)
Basic	$0.37	$0.31	$0.47	$0.62
Diluted	$0.35	$0.30	$0.45	$0.60
(19)Effective January 1, 2023, the Company no longer adjusts for the effects of foreign exchange gains and losses.
(20)Represents charges related to a one-time tax imposed by Türkiye to fund earthquake recovery efforts, offset by a release of an uncertain tax position.

SSR Mining Inc.	PAGE 17

Non-GAAP Measure - Free Cash Flow
The Company uses free cash flow, cash flow from operating activities before changes in working capital, and free cash flow before changes in working capital to supplement information in its condensed consolidated financial statements. The most directly comparable financial measures prepared in accordance with GAAP is cash provided by operating activities. The Company believes that in addition to conventional measures prepared in accordance with US GAAP, certain investors and analysts use this information to evaluate the ability of the Company to generate cash flow after capital investments and build the Company's cash resources. The Company calculates free cash flow by deducting cash capital spending from cash generated by operating activities.

The following table provides a reconciliation of cash provided by operating activities to free cash flow:

	Three Months Ended		Six Months Ended
(in thousands of US dollars, except per share data)	June 30,		June 30,
	2023	2022	2023	2022
Cash provided by operating activities (GAAP)	$80,343	$32,838	$83,310	$95,025
Expenditures on mineral properties, plant, and equipment	$(57,935)	$(17,000)	$(117,177)	$(51,492)
Free cash flow (non-GAAP)	$22,408	$15,838	$(33,867)	$43,533

We also present operating cash flow before working capital adjustments and free cash flow before working capital adjustments as non-GAAP cash flow measures to supplement our operating cash flow and free cash flow (non-GAAP) measures. We believe presenting both operating cash flow and free cash flow before working capital adjustments, which reflects an exclusion of net changes in operating assets and liabilities, will be useful for investors because it presents cash flow that is actually generated from the continuing business. The Company calculates cash flow from operating activities before changes in working capital by adjusting cash provided by operating activities by the net change in operating assets and liabilities. The Company also calculates free cash flow before changes in working capital by deducting cash capital spending from cash flow from operating activities before changes in working capital.

The following table provides a reconciliation of cash provided by operating activities to free cash flow before changes in working capital:

	Three Months Ended		Six Months Ended
(in thousands of US dollars, except per share data)	June 30,		June 30,
	2023	2022	2023	2022
Cash generated by (used in) operating activities (GAAP)	$80,343	$32,838	$83,310	$95,025
Net change in operating assets and liabilities	$23,922	$72,764	$111,824	$141,344
Cash generated by (used in) operating activities before changes in working capital (non-GAAP)	$104,265	$105,602	$195,134	$236,369
Expenditures on mineral properties, plant, and equipment	$(57,935)	$(17,000)	$(117,177)	$(51,492)
Free cash flow before changes in working capital (non-GAAP)	$46,330	$88,602	$77,957	$325,139

SSR Mining Inc.	PAGE 18